Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

First Quarter Results

Whippany, New Jersey, February 2, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 24, 2011. Net income amounted to $23.2 million, or $0.65 per Common Unit, compared to $43.1 million, or $1.22 per Common Unit, in the prior year first quarter. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter of fiscal 2012 amounted to $39.1 million, compared to $60.1 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “The industry continues to face significant challenges resulting from high commodity prices, limited new housing opportunities, weakness in the economy and customer conservation in general. However, the fiscal 2012 first quarter results were most affected by the significantly warmer than normal weather experienced across much of our service territories which contributed to lower volumes and margins. Nevertheless, an environment such as this reaffirms the importance of the steps we have taken over the past several years to invest in our people, our technology and to restructure our operating model.”

Mr. Dunn added, “Our balance sheet remains strong. We continued to fund all working capital needs from operating cash flow, and we ended the quarter with more than $89 million of cash on hand. Additionally, we recently completed the successful refinancing of our $250 million senior secured revolving credit facility, extending the maturity date through January 2017 and reducing our borrowing rates. We continue to be well positioned to handle the many challenges the entire industry continues to face.”

Retail propane gallons sold in the first quarter of fiscal 2012 decreased 12.0 million gallons, or 13.9%, to 74.3 million gallons compared to 86.3 million gallons in the prior year first quarter. Sales of fuel oil and other refined fuels decreased 3.7 million gallons to 7.7 million gallons during the first quarter of fiscal 2012, compared to 11.4 million gallons in the prior year first quarter. The most significant factor impacting volumes in both segments during the first quarter of fiscal 2012 was unseasonably warm weather, particularly in the Partnership’s east coast operations. Average temperatures (as measured by heating degree days) in the Partnership’s northeast and southeast territories for the first quarter of fiscal 2012 were 19% and 30% warmer, respectively, than the prior year first quarter. Average temperatures across all of the Partnership’s service territories for the first quarter of fiscal 2012 were 11% warmer than normal and 9% warmer than the prior year first quarter.

Revenues of $299.9 million decreased $28.4 million, or 8.7%, compared to $328.3 million in the prior year first quarter, primarily due to lower volumes sold, offset to an extent by higher average selling prices resulting from higher wholesale product costs. Average posted prices for propane and fuel oil were 14.4% and 26.1% higher, respectively, compared to the prior year first quarter. Cost of products sold for the first quarter of fiscal 2012 of $183.6 million decreased $2.9 million, or 1.6%, compared to $186.5 million in the prior year first quarter. Cost of products sold in the first quarter of fiscal 2012 and fiscal 2011 included a $1.0 million and $1.6 million, respectively, unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities; these unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $78.2 million for the first quarter of fiscal 2012 were $5.1 million, or 6.1%, lower than the prior year first quarter, primarily due to lower variable compensation attributable to lower earnings, continued savings in payroll and benefit related expenses, as well as lower bad debt expense. The Partnership continued to fund all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the first quarter of fiscal 2012 with $89.3 million of cash.

On January 19, 2012, the Partnership announced that its Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended December 24, 2011. On an annualized basis, this distribution rate equates to $3.41 per Common Unit. The $0.8525 per Common Unit distribution will be paid on February 7, 2012 to Common Unitholders of record as of January 31, 2012. At the same time, the Partnership announced that its Board of Supervisors had declared the close of business on March 5, 2012 as the record date for the 2012 Tri-Annual Meeting of the Partnership’s Unitholders. The Tri-Annual Meeting is scheduled to be held at 9:00 a.m., Tuesday, May 1, 2012 at the Partnership’s headquarters in Whippany, New Jersey.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2011 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 24, 2011 and December 25, 2010

(in thousands, except per unit amounts)

(unaudited)

	September 30,	September 30,
	Three Months Ended
	December 24, 2011	December 25, 2010

Revenues
Propane	$240,356	$259,401
Fuel oil and refined fuels	30,981	38,402
Natural gas and electricity	18,051	18,968
All other	10,498	11,536

	299,886	328,307

Costs and expenses
Cost of products sold	183,574	186,504
Operating	65,942	69,077
General and administrative	12,295	14,205
Depreciation and amortization	7,785	8,180

	269,596	277,966

Operating income	30,290	50,341
Interest expense, net	6,838	6,846

Income before provision for income taxes	23,452	43,495
Provision for income taxes	220	366

Net income	$23,232	$43,129

Net income per Common Unit — basic	$0.65	$1.22

Weighted average number of Common Units outstanding — basic	35,572	35,464

Net income per Common Unit — diluted	$0.65	$1.21

Weighted average number of Common Units outstanding — diluted	35,777	35,682

Supplemental Information:
EBITDA (a)	$38,075	$58,521
Adjusted EBITDA (a)	$39,123	$60,094
Retail gallons sold:
Propane	74,279	86,286
Refined fuels	7,695	11,394
Capital expenditures:
Maintenance	$1,861	$2,517
Growth	$3,544	$3,246

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America ("US GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash used in operating activities:

	September 30,	September 30,
	Three Months Ended
	December 24, 2011	December 25, 2010

Net income	$23,232	$43,129
Add:
Provision for income taxes	220	366
Interest expense, net	6,838	6,846
Depreciation and amortization	7,785	8,180

EBITDA	38,075	58,521
Unrealized (non-cash) losses on changes in fair value of derivatives	1,048	1,573

Adjusted EBITDA	39,123	60,094
Add / (subtract):
Provision for income taxes	(220)	(366)
Interest expense, net	(6,838)	(6,846)
Unrealized (non-cash) (losses) on changes in fair value of derivatives	(1,048)	(1,573)
Compensation cost recognized under Restricted Unit Plans	1,203	1,332
(Gain) on disposal of property, plant and equipment, net	(32)	(299)
Changes in working capital and other assets and liabilities	(57,511)	(57,200)

Net cash (used in) operating activities	$(25,323)	$(4,858)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC"). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.